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                        EXHIBIT 21

              SUBSIDIARIES OF THE REGISTRANT



NAME                                   STATE OF INCORPORATION
----                                   ----------------------
Central Products Company                             Delaware

Brown-Bridge Industries, Inc.                        Delaware

Entoleter, Inc.                                      Delaware